Exhibit 5.1

[LETTERHEAD OF KAYE SCHOLER LLP]

425 Park Avenue New York, New York 10022-3598 212 836-8000 Fax 212 836-8689 www.kayescholer.com

April 15, 2011

TMS International Corp.

12 Monongahela Avenue

Glassport, PA 15045

Re:	TMS International Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,558,170 shares of class A common stock, par value $0.001 per share (the “Class A Shares”), of TMS International Corp., a Delaware corporation (the “Company”) to be issued pursuant to the Company’s Long Term Incentive Plan (the “LTIP”) and 47,180 shares of class B common stock, par value $0.001 per share (the “Class B Shares”) of the Company to be issued pursuant to the Company’s Restricted Stock Plan (the “RSP”).

We have acted as counsel for the Company in connection with the Registration Statement, the LTIP, and the RSP. In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing, it is our opinion that:

1.	when issued and sold in accordance with the terms of the LTIP, the Class A Shares will be duly authorized, validly issued, fully paid and non-assessable; and

2.	when issued and sold in accordance with the terms of the RSP, the Class B Shares will be duly authorized, validly issued, fully paid and non-assessable.

TMS International Corp.	2	April 15, 2011

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kaye Scholer LLP